EXHIBIT 23.2





INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statement No. 333-51927 of HCB Bancshares, Inc. on Form S-8 of our report dated September 21, 2001, on our audits of the consolidated statement of financial condition of HCB Bancshares, Inc. as of June 30, 2001 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years ended June 30, 2001 and 2000, incorporated by reference in the Annual Report on Form 10-K of HCB Bancshares, Inc. for the year ended June 30, 2002.



/s/ Deloitte & Touche

Little Rock, Arkansas
September 18, 2002